Exhibit 10.2

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 15, 2018, between NOVELION THERAPEUTICS INC., a corporation incorporated under the laws of British Columbia (“Lender”), and AEGERION PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), provides for the amendment and restatement of the Original Loan Agreement (as defined below) and the terms on which, from and after the Restatement Effective Date (as defined below), Lender shall lend to Borrower and Borrower shall repay Lender.

The parties agree as follows:

1A.                             WAIVER.  Any default or event of default existing under the Original Loan Agreement as of the Restatement Effective Date, including without limitation any violation of any financial covenant is hereby irrevocably waived.  Without limiting the foregoing, Lender waives any right to require Borrower to pay default interest under the Original Loan Agreement with respect to any such defaults or events of default.

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower and Lender have entered into the Loan and Security Agreement, dated as of June 14, 2016, as amended by Amendment No. 1 to Loan and Security Agreement, dated as of October 20, 2017, between Borrower and Lender (as so amended and as otherwise modified prior to the Restatement Effective Date, the “Original Loan Agreement”).  As of the date hereof the outstanding principal balance of the Term Loans (as defined in the Original Loan Agreement), including “PIK Interest” (as defined in the Original Loan Agreement, is $38,084,861 (the “Term Loans”).  Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Term Loans and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Term Loans.

(a)                                 [Reserved.]

(b)                                 Interest Period.  Commencing on the Payment Date falling in the first quarter following the month in which the Effective Date occurs, and continuing on each Payment Date thereafter, Borrower shall make quarterly payments of interest, in arrears, on the outstanding principal amount of the Term Loans, at the rate set forth in Section 2.2(a).

(c)                                  Repayment.  All outstanding principal and accrued and unpaid interest under the Term Loans, and all other outstanding Obligations with respect to the Term Loans, are due and payable in full in cash on the Term Loan Maturity Date.  Once repaid, the Term Loans may not be reborrowed.

(d)                                 Permitted Prepayment.  Borrower shall have the option to prepay all or a portion of the Term Loans made by Lender under this Agreement, without premium or penalty, provided Borrower (i) provides written notice (which may be delivered by electronic mail) to Lender of (x) its election to prepay Term Loans at least one (1) Business Day prior to such prepayment and (y) the amount of such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, (B) accrued and unpaid interest on such Term Loans so prepaid, and (C) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts.

(e)                                  Mandatory Prepayment Upon Acceleration.  If the Term Loans are accelerated by Lender pursuant to Section 9.1(a) following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount in cash equal to the sum of: (i) all outstanding principal plus accrued interest under the Term Loans, (ii) accrued and unpaid interest on the Term Loans, and (iii) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts.

2.2                               Payment of Interest on the Term Loans.

(a)                                 Interest Rate.  Subject to Section 2.2(b) , the principal amount outstanding under the Term Loans (including any PIK Interest that has been previously capitalized) shall accrue interest at a fixed per annum rate equal to eight percent (8.00%) and shall be payable quarterly in accordance with Sections 2.2(d) and (e) below.

(b)                                 Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default Obligations shall bear interest at a rate per annum which is three percentage points (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Lender otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)                                  Computation: 360-Day Year.  In computing interest, the date of the making of any Term Loans shall be included and the date of payment shall be excluded; provided, however, that if any Term Loans are repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loans.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)                                 PIK Interest.  At Borrower’s option, Borrower shall have the right to elect that interest payable hereunder shall be paid in kind and shall be capitalized and added to the outstanding principal amount of the Term Loans (“PIK Interest”) on each Payment Date. As of the Restatement Effective Date, Borrower has made such election and interest payable hereunder shall be paid as PIK Interest, be compounded and be, and be deemed to be, part of the outstanding principal of the Term Loans.  Such election shall continue until such time as Borrower provides written notice that it will make payments of interest payable hereunder in cash or Borrower pays accrued and unpaid interest as of an Interest Payment Date in cash in accordance with Section 2.4.

(e)                                  Interest Payment Date.  Unless otherwise provided, interest is payable quarterly on each Payment Date, and, for the avoidance of doubt, interest payable hereunder and paid as PIK Interest shall be compounded quarterly.

2.3                               Fees; Lender Expenses.

(a)                                 [Reserved.]

(b)                                 Upon written request therefor from Lender, Borrower shall pay to Lender all Lender Expenses (including reasonable documented attorneys’ fees and expenses) when due.

2.4                               Payments.

(a)                               All cash payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 1:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 1:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.5                               Taxes.

2.5.1                     Defined Terms.  For purposes of this Section 2.5, the term “applicable law” includes FATCA.

2.5.2                     Status of Lender.

(a)                                 To the extent it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b)                                 Without limiting the generality of Section 2.5.2(a), Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

i.                                          If Lender is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, or

ii.                                       Executed copies of IRS Form W-8ECI.

(c)                                  Without limiting the generality of Section 2.5.2(a), Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(d)                                 Without limiting the generality of Section 2.5.2(a), if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)                                  Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify Borrower in writing of its legal inability to do so.

(f)                                   Provided that Lender has complied with the relevant provisions above in this Section 2.5.2, or has provided the documentation described above on or prior to the relevant interest payment date, Borrower shall make all payments hereunder free and clear of any Indemnified Tax, and shall hold Lender harmless against any United States withholding Tax that may be asserted by reason of a change in applicable law; provided that no Lender shall be entitled to receive any greater payment under this Section 2.5.2(f) than Lender as of the date of this Agreement would have been entitled to receive, taking into account any change in applicable law that would have been applicable to such Lender.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to the Restatement Effective Date.  The effectiveness of this Agreement is subject to the following conditions precedent:

(a)                                 Lender shall have received, in form and substance satisfactory to Lender:

i.                                          Borrower’s duly executed signatures to the Loan Documents;

ii.                                       a certificate of the Secretary or Assistant Secretary (or other equivalent officer or manager) of Borrower dated as of the Effective Date which shall certify (i) copies of resolutions of the board of directors of Borrower authorizing (x) the execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is a party, and (y) the granting by Borrower of the Liens upon the Collateral to secure the Obligations, (ii) the incumbency and signature of the officers of Borrower authorized to execute this Agreement and the other Loan Documents, and (iii) copies of the Organizational Documents of Borrower as in effect on such date, complete with all amendments thereto;

iii.                                    good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

iv.                                   a certificate of the appropriate official(s) of each jurisdiction of foreign qualification of Borrower, certifying as of a recent date not more than thirty (30) days prior to the Effective Date, as to the subsistence in good standing of Borrower in such jurisdictions, except to the extent such failure to be so qualified would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ businesses taken as a whole;

v.                                      copies, dated as of a recent date, of financing statement searches, as Lender shall reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or will be terminated or released;

vi.                                   the Perfection Certificate of Borrower; and

vii.                                a legal opinion of Borrower’s counsel dated as of the Restatement Effective Date substantially in the form of Exhibit C attached hereto;

(b)                                  Borrower and Lenders under the Subordinated Loan Agreement (the “Subordinated Lenders”) shall have entered into the Subordinated Loan Agreement, which, together with the warrants issues in connection therewith, shall be in form and substance reasonably acceptable to Lender; and

(c)                                  all of the conditions to funding the loans under the Subordinated Loan Agreement shall have been satisfied or waived (other than the effectiveness of this Agreement). .

3.2                               Additional Conditions Precedent to the Restatement Effective Date.  The effectiveness of this Agreement is further subject to the following conditions precedent:

(a)                                 [Reserved];

(b)                                 the representations and warranties in this Agreement shall be true and correct in all material respects on the Restatement Effective Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the making of the applicable Term Loans.  Borrower’s acceptance of each Term Loan is Borrower’s representation and warranty on such date that the representations and warranties in this Agreement are true, accurate, and complete in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  there shall exist no Default or Event of Default.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower hereby grants to the Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  The grant of a security interest in the foregoing sentence is in addition to, and in furtherance of, Borrower’s grant of a security interest under the Original Loan Agreement.

If this Agreement is terminated, the Lien granted hereunder in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Lender shall, at Borrower’s sole cost and expense, terminate the security interests granted hereunder in the Collateral and all rights therein shall revert to  Borrower.

4.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein (i) is and shall at all times continue to be a legal and valid security interest, and (ii) subject to the filings described in Section 4.3(a), a first priority perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Code (subject only to (x) Permitted Liens that expressly have superior priority to the Lien granted under this Agreement, and (y) in the case of Permitted Liens in favor of the Subordinated Lenders, the Subordination Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

4.3                               Authorization to File Financing Statements and Other Perfection Documents.  (a) Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interests or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code.  (b) Borrower hereby further authorizes the Lender to file or record with the United States Patent and Trademark Office (and any successor office) such documents as may be necessary or advisable to perfect or protect Lender’s interest or rights hereunder.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their business or ownership of property requires that they be qualified except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business taken as a whole.  In connection with this Agreement, Borrower has delivered to Lender a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  Any new information in any revised perfection certificate shall not be deemed to be included in the Perfection Certificate unless consented to by Lender in writing pursuant to the terms and conditions hereunder.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Organizational Documents, (ii) contravene, conflict with, constitute a default under or violate any material applicable law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect the Liens granted hereunder) or (v) result in a default by the Borrower under any agreement to which it is a party or by which it is bound except where such default would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business taken as a whole.

5.2                               Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts, if any, described in the Perfection Certificate delivered to Lender in connection herewith, or of which Borrower has subsequently given the Lender notice.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate (as it may be updated from time to time pursuant to the provisions of Section 5.1).  None of the components of the Collateral (other than equipment with an aggregate value not exceeding One Hundred and Fifty Thousand Dollars ($150,000) in the aggregate in the possession of Borrower’s employees or agents) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good quality, free from material defects.  Lender hereby acknowledges that the Inventory includes pharmaceutical products not yet approved for commercial sale.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses (which may be exclusive as to specified fields of use, geographic areas and/or time periods) granted to its licensees in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Borrower in the ordinary course of business, to the extent material to the conduct of Borrower’s business.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               Litigation.  Except as has been disclosed in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Three Hundred Thousand Dollars ($300,000).

5.4                               [Reserved].

5.5                               [Reserved].

5.6                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Except as has been disclosed in writing to Lender prior to the Effective Date, Borrower has not violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.  Lender acknowledges that Borrower’s pharmaceutical products have not yet been approved for commercial sale.

5.7                               Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8                               Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, subject to the following sentence.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which would result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9                               Use of Proceeds.  The proceeds of the Term Loans shall be used solely for working capital and general corporate purposes.

5.10                        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender in connection with the Loan Documents of the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in light of the circumstances in which they were made, not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11                        Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge of the Responsible Officers after due inquiry.

5.12                        Intellectual Property.  Borrower shall not transfer (except as permitted pursuant to Section 7.1 hereof) and shall be the sole owner of any and all items of intellectual property (as defined in (a)- (f) of the definition of Intellectual Property herein) developed or acquired by Borrower until this Agreement is terminated and all Obligations are satisfied in full.

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain its and (except as permitted by Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction except where the failure to do so would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business or operations taken as a whole.  Borrower shall comply, and have each Subsidiary comply, in each case in all material respects, with all laws, ordinances and regulations to which it is subject, except to the extent such noncompliance would not reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business taken as a whole; and

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents and the grant of a security interest to Lender in all of the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.

6.2                               Financial Statements, Reports, Certificates.  Deliver to Lender:

(a)                                 Quarterly Financial Statements.  As soon as available, but no later than sixty (60) days after the last day of each quarter (other than the last quarter of the fiscal year), a company prepared consolidated balance sheet and income statement of covering, on a consolidated basis, Borrower’s and its Subsidiaries’ operations for such quarter, certified by a Responsible Officer and in a form reasonably agreed between Borrower and Lender (the “Quarterly Financial Statements”);

(b)                                 [Reserved];

(c)                                  Monthly Cash Reports.  As soon as available, but no later than thirty (30) days after the last day of each month, a certification by a Responsible Officer setting forth the aggregate amount of unrestricted cash, Cash Equivalents, short-term investments and long-term investments maintained in Borrower’s name, together with copies of all month-end account statements for each deposit account or investment/securities accounts maintained by Borrower;

(d)                                 Annual Financial Statements.  As soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, internally prepared consolidated financial statements of Borrower for the fiscal year then ended (to be comprised of a consolidated balance sheet and income statement covering, on a consolidated basis, Borrowers’ and its Subsidiaries’ operations for such fiscal year), prepared in a manner consistent with GAAP and with prior practices, and complete and correct in all material respects, subject to normal year-end adjustments that, in the aggregate, are not material to Borrower’s business operations, certified by a Responsible Officer;

(e)                                  Other Statements.  Within fifteen (15) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or to any holders of Subordinated Debt;

(f)                                   [Reserved];

(g)                                  Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that would result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Three Hundred Thousand Dollars ($300,000) or more;

(h)                                 [Reserved];

(i)                                     Subordinated Lender Notices.  Copies of all notices to or from, and agreements and documents (including any amendments thereto) entered into with, the Subordinated Lenders (or the Subordinated Loan Agent) or the holders of the Convertible Notes (or the trustee thereof), in each case, within five Business Days of delivery, receipt or execution, as the case may be; and

(j)                                    Other Financial Information.  Other financial information reasonably requested by Lender.

6.3                               Inventory; Returns.  Keep all Inventory in good condition, free from material defects.  Returns and allowances between Borrower and its account debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than Three Hundred Thousand Dollars ($300,000).

6.4                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Domestic Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.7 hereof, and shall deliver to Lender, promptly following demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Lender.  Within a reasonable period of time, upon Lender’s written request, cause all property policies to have a lender’s loss payable endorsement showing Lender as lender loss payee and use commercially reasonable efforts to cause such endorsement to provide that the insurer must give Lender at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  upon Lender’s written request all liability policies shall show, or have endorsements showing, Lender as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Lender at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any casualty policy shall, at Lender’s option, be payable to Lender on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations.

6.6                               Operating Accounts.

(a)                                 Maintain Borrower’s operating, depository, securities accounts and other Collateral Accounts, with the banks and other depository institutions identified on the Perfection Certificate or such other banks and other depository institutions as selected by Borrower and upon reasonable prior written notice to Lender.

(b)                                 For each Collateral Account that Borrower at any time maintains and in which there is on deposit for more than three consecutive Business Days a balance of more than Fifty Thousand Dollars ($50,000) for any individual Collateral Account or Three Hundred Thousand Dollars ($300,000) in the aggregate for all Collateral Accounts (except for such amounts on deposit but subject to an uncleared check or in-process wire, ACH or similar transfers), Borrower shall use its reasonable best efforts promptly to cause the applicable bank or financial institution (excluding the Offshore Accounts) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Lien granted hereunder in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Lender.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such.

6.7                               Protection of Intellectual Property Rights.

(a)                                 (i) Protect, defend and maintain the validity and enforceability of Intellectual Property material to Borrower’s business; (ii) promptly advise Lender in writing of material infringements of Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(b)                                 Provide written notice to Lender within fifteen (15) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.

6.8                               Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.9                               Access to Collateral; Books and Records.  Allow Lender, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.  The foregoing inspections and audits shall be at Borrower’s expense.

6.10                        Formation or Acquisition of Subsidiaries.  At the time that Borrower forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Effective Date, Borrower shall (a) cause such new Domestic Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to (i) Permitted Liens that expressly have superior priority to Lender’s Lien under this Agreement, and (ii) in the case of Permitted Liens in favor of the Subordinated Lenders, the Subordination Agreement) in and to the assets of such newly formed or acquired Domestic Subsidiary (substantially as described on Exhibit A hereto)), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Domestic Subsidiary, in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance reasonably satisfactory to Lender, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11                        Further Assurances.  Execute any further instruments and take further action as Lender reasonably requests to perfect or continue its Liens in the Collateral or to effect the purposes of this Agreement; provided, however, that the foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Borrower,  (i) if Lender and Borrower reasonably agree that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, outweighs the benefits to be obtained by the Lenders therefrom, and (ii) to the extent such actions would be taken under the law of a jurisdiction other than an jurisdiction within the United States with respect to any of Borrower’s assets outside of the United States.  Without limiting the foregoing, (i) Borrower shall deliver to Lender intellectual property security agreements in the form(s) requested by Lender, duly executed, within ten (10) Business Days of the Restatement Effective Date (or if such forms are later received from Lender, ten (10) Business Days after receipt thereof), (ii) Borrower shall deliver to Lender supplements to the Perfection Certificate in form and substance reasonably satisfactory to Lender within ten (10) Business Days of the Restatement Effective Date and and (iii) Borrower shall use commercially reasonable efforts to deliver to Lender Control Agreement(s) with respect to each Collateral Account required hereunder to be subject to such a control agreement within forty-five (45) days of the Restatement Effective Date.

7                                         NEGATIVE COVENANTS

Borrower shall not do, and shall not permit any of its Subsidiaries to, any of the following without Lender’s prior written consent (or as otherwise provided herein):

7.1                               Dispositions.  Except with respect to a Permitted Myalept Spin-Out Transaction, convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment or unmerchantable Inventory; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that would not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (e) of Intellectual Property owned by a Subsidiary of Borrower to any other Subsidiary of Borrower in the ordinary course of business.

7.2                               Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related, or complementary,  thereto; (b) liquidate or dissolve; or (c) permit a Change of Control; provided that the Myalept Spin-Out Transaction shall be permitted if the Successor Company acknowledges that the Liens granted hereunder (and, for the avoidance of doubt, under the Original Loan Agreement) with respect to any assets subject to the Myalept Spin-Out Transaction continue to secure the Obligations and delivers a duly executed joinder to this Agreement as a co-borrower or otherwise as a joint and several obligor of the Obligations to the extent of such Collateral  and such other related documentation as Lender may reasonably request, all such documentation to be in form and substance reasonably satisfactory to Lender (the “Permitted Myalept Spin-Out Transaction”).

Borrower shall not, and shall not permit any of its Subsidiaries to, without at least fifteen (15) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate (as it may be updated from time to time pursuant to the provisions of Section 5.1), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee, and Lender and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall use reasonable efforts to deliver a bailee agreement in form and substance satisfactory to Lender in its reasonable discretion prior thereto.

7.3                               Mergers or Acquisitions.  Other than a Permitted Myalept Spin-Out Transaction, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7                               Distributions; Investments.  Except with respect to a Permitted Myalept Spin-Out Transaction, (a) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock and (iii) any Subsidiary of Borrower may make dividends or distributions to Borrower or to any of its Subsidiaries in the ordinary course of business; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates.  Except with respect to a Permitted Myalept Spin-Out Transaction, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, (b) amend any provision in any document relating to the Subordinated Debt, except under the terms of the Subordination Agreement  or (c) make or permit any distribution or payment (whether in cash or otherwise) of principal or interest on any Indebtedness, or seek or obtain approval by the Board to permit the foregoing, other than on (i) the Indebtedness of the Borrower owing to the Lender pursuant to this Agreement, or (ii) on any Subordinated Debt, as permitted pursuant to the preceding clause (a).

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loans for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to (a) comply with the Federal Fair Labor Standards Act or (b) violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8                                         EVENTS OF DEFAULT

The delivery by Lender of a notice (a “Default Notice”) that one of the following shall have occurred shall constitute an event of default (an “Event of Default”) under this Agreement, provided that the mere occurrence of any event or condition set forth in Section 8.5 and 8.6 shall be an Event of Default upon its occurrence or existence, as the case may be:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal of the Term Loan when due or interest on any Term Loans within three Business Days after its due date, or (b) pay any other Obligations within ten (10) Business Days after such Obligations are due and payable (it being understood that no such cure period shall apply to payments due on the Term Loan Maturity Date)..  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default;

8.2                               Covenant Default.

(a)                                 Borrower fails or neglects to perform any obligation in Sections 6.5, 6.6, 6.7(b), or 6.10  or violates any covenant in Section 7; or

(b)                                 Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default.  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs and continues for more than ten (10) Business Days;

8.4                               Attachment; Levy; Restraint on Business.

(a)                                 (i) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same is not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

(b)                                 (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5                               Insolvency.  (a) Borrower or any Responsible Officer makes a public statement or provides a written notice to any Person to the effect that Borrower is unable to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days;

8.6                               Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties (including, for the avoidance of doubt, the Subordinated Loan Agreement or the Indenture), (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Three Hundred Thousand Dollars ($300,000); or (b) any default by Borrower, the result of which would have a material adverse effect on Borrower’s and its Subsidiaries’ business, taken as a whole;

8.7                               Judgments.  Other than any Disclosed Settlement, one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Three

Hundred Thousand Dollars ($300,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay;

8.8                               Misrepresentations.  Borrower makes any representation, warranty, or other statement now or later in this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordination Agreement; Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt or the Subordination Agreement shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof (including receipt of any payment or other property in violation of the Subordination Agreement) or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10                        Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that would result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or would reasonably be expected to have, a Material Adverse Change.

9                                         LENDER’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  While an Event of Default occurs and continues Lender may, without notice or demand, do any or all of the following, to the extent not prohibited by applicable law;

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c)                                  [Reserved];

(d)                                 [Reserved];

(e)                                  settle or adjust disputes and claims directly with account debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(f)                                   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates at any location that is reasonably convenient to Lender and Borrower.  Lender may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Lender a license to enter and occupy any of its premises, without charge, by Borrower, to exercise any of Lender’s rights or remedies;

(g)                                  [Reserved];

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(i)                                     [Reserved];

(j)                                    demand and receive possession of Borrower’s Books; and

(k)                                 exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits.  Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Lender is under no further obligation to make Term Loans hereunder.  Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed.

9.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Lender may apply any funds in its possession, whether from payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lender shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.  If Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5                               Lender’s Liability for Collateral.  So long as Lender complies with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Lender has all rights and remedies provided under the Code, by law, or in equity.  Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver.  Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Aegerion Pharmaceuticals, Inc.
One Main Street, Suite 800
Cambridge, MA 02142
Attn: Barbara Chan, President
Fax: 617-945-7968
Email: barbara.chan@aegerion.com

If to Lender:	Novelion Therapeutics Inc.
c/o Norton Rose Fulbright
1800 - 510 West Georgia Street, Vancouver, BC V6B 0M3 Canada

Attn: Michael Price, Chief Financial Officer
Fax:
Email: michael.price@novelion.com

11                                  CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

New York law governs the Loan Documents.  Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable, relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12                                  GENERAL PROVISIONS

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion).  Lender has the right (with the consent of Borrower (not to be unreasonably withheld, delayed or conditioned), unless an Event of Default has occurred and is continuing or the Term Loan Maturity Date has occurred in either such case no such consent shall be required), to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents, subject to Sections 12.2.1 and 12.2.2.

12.2                        Register and Participants.

12.2.1              Register.  Each Lender shall provide, and Borrower shall maintain at its offices, a copy of each agreement pursuant to which any Lender purports to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.   Borrower shall maintain at its offices a register for the

recordation of the names and addresses of Lenders, and the commitments of, and principal amounts (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents.  The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No sale, transfer, assignment or negotiation of all or any part of, or any interest in, such a Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents shall be permitted or effective unless it is recorded on the Register.

12.2.2              Participations.  Any Lender may at any time grant participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and other Loan Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.5 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 2.5.2(Taxes — Status of Lenders) (it being understood that the documentation required under Section 2.5.2 (Taxes — Status of Lenders) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.5.2(f) (Taxes — Status of Lenders) with respect to any participation, than its participating Lender would have been entitled to receive.   Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, further, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No grant of a participation to any Person shall be permitted or effective unless it is recorded on the Participant Register.

12.3                        Indemnification.  Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Lender Expenses but subject to the limitation thereon as set forth in the definition of such term) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by any Indemnified Person’s gross negligence or willful misconduct.

12.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6                        [Reserved.].

12.7                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Borrower and Lender.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower under Section 12.3 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10                 Confidentiality.  In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries, Affiliates or any senior executive officers, directors, partners, managers or members (as applicable) of such Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”); (b) as required by law, regulation, subpoena, or other order; and (c) as Lender considers appropriate in exercising remedies under the Loan Documents.  Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender; or (ii) disclosed to Lender by a third party if Lender does not know that the third party is prohibited from disclosing the information.

12.11                 Right of Set Off.  Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a subsidiary or Lender) or in transit to any of them.  At any time after the occurrence and during the continuance of an

Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any Obligations of Borrower then due, regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17                 [Reserved].

12.18                 Disclosure Requirements.  Any requirement of Borrower to disclose or make available to Lender any information that is publicly available shall be deemed to be satisfied if such information is filed with the appropriate Governmental Authority on or prior to the date such information is required to be disclosed or made available hereunder.

12.19                 Convertible Note Restructuring; Myalept Spin-Out Transaction.

(a)                                 [Reserved]

(b)                                 Borrower shall timely provide Lender with all material transaction documents with respect to the Convertible Note Restructuring.  Borrower shall deliver notice to Lender of each Subordinated Lender that has elected, promptly following any such elections, to  (x) declare all Obligations to such Lender immediately due and payable in cash on the  Convertible Note Restructuring Date or (y) convert all Obligations to such Lender then due and owing on a dollar-for-dollar basis into (i) any security or loans being issued by Novelion or any of its Subsidiaries (including Borrower) in exchange for cash consideration to be provided in connection with any Convertible Note Restructuring or

(ii) any security into which the Convertible Notes are converted or exchanged in connection with such Convertible Note Restructuring.  In the event of a material change in the Convertible Note Restructuring, Borrower shall update Lender on the changed terms of the Convertible Note Restructuring.

(c)                                  The Borrower shall timely provide Lender with all material transaction documents with respect to any Myalept Spin-Out Transaction.  Borrower shall deliver notice to Lender of each Subordinated Lender that has elected, promptly following any such election, to (x) maintain its loan with Borrower (in which case the terms of this Agreement will remain in effect with respect to such Lender)  or (y) cause Borrower to cause the Successor Company to assume in whole, and not in part, the loan to such Lender on terms and conditions consistent with the Subordinated Loan Agreement (including the grant of a lien on substantially all of the available assets the Successor Company).  In the event of such a material change to the terms of the Myalept Spin-Out Transaction, the Borrower shall promptly update Lender on the changed terms of the Myalept Spin-Out Transaction.

13                                  DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person .

“Agreement” is defined in the preamble hereof.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York.

“Cash Equivalents” means (a) marketable direct obligations issued and unconditionally guaranteed by the United States Government; (b) agencies (LSE’s), State (municipal bonds), or Corporate Bonds having a long term rating of at least A- or A3 from Standard & Poor’s Ratings Group, Fitch Ratings Inc. or Moody’s Investor Services, Inc. thereof having maturities of not more than fifteen months from the date of acquisition; (c) commercial paper maturing no more than 270 days from date of acquisition and having a rating of A2/P2/F2 or better from Standard & Poor’s Ratings Group, Fitch Ratings Inc. or Moody’s Investors Services, Inc.; and (d) money market funds having a rating of AAAm/Aaa or better from Standard & Poor’s Ratings Group, Fitch Ratings Inc. or Moody’s Investors Services, Inc.

“Change of Control” means any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired (a) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of fifty percent (50%) or more of the voting equity interests of Borrower, or (b) all or substantially all of the assets of Borrower.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Liens on any Collateral granted hereunder is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, Lender and the Subordinated Loan Agent pursuant to which Lender and Subordinated Loan Agent each obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Convertible Notes”  means Borrower’s 2.00% Convertible Senior Notes due 2019 issued under the Indenture.

“Convertible Note Restructuring” means any restructuring or recapitalization of all or substantially all of the Convertible Notes, including any exchange offer or similar transaction; provided that such transaction has been approved by Borrower’s board of directors.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Notice” is defined in Section 8.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disclosed Settlements” means the settlements or proposed settlements disclosed on the Perfection Certificate on the Effective Date.

“Dollars,” “dollars” or use of the sign “S” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), leasehold improvements, software and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are (or would be) required to be withheld pursuant to a law in effect on the date Lender becomes a Lender under this Agreement, (c) Taxes attributable to Lender’s failure to comply with Section 2.5.2, (d) any U.S. federal withholding Taxes imposed under FATCA, (e) U.S. backup withholding Taxes, (f) Taxes resulting from the gross negligence or willful misconduct of Lender, (g) penalties, interest and additions to Tax relating to any of the foregoing; and (h) Taxes excluded from the definition of Other Taxes.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any multinational authority, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services (other than accounts payable to the trade creditors in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means the indenture dated as of August 15, 2014 (as amended, modified, supplemented, renewed, restated or replaced from time to time on or prior to the Effective Date), pursuant to which the Convertible Notes have been issued.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to Borrower;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)                                  license or other rights to any third party rights of the same nature as those described in (a) through (f), above.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Lender” is defined in the preamble hereof; provided, that any reference to Lender in this Agreement or any of the other Loan Documents shall be deemed to include Lender’s successors and permitted assigns.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Subordination Agreement, the Perfection Certificate, any intellectual property security agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Lender in connection with any of the foregoing, all as amended, restated, supplemented, renewed, restated or replaced from time to time.

“Material Adverse Change” means (a) a material impairment in the perfection or priority of Lender’s Lien in all or a material portion of the Collateral or in the value of all or a material portion of the Collateral; (b) a material, adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations when due.

“Myalept Spin-Out Transaction” means a dividend, distribution, conveyance or other transfer by the Borrower to another Person (a “Successor Company”) of all or substantially all of Borrower’s assets constituting the Myalept Intellectual Property and the products and indications therefor, whether made in one transaction or a series of related transactions, which transaction or transactions have been approved by the board of directors of Borrower.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Lender Expenses and other amounts Borrower owes Lender now or later, whether now existing or hereafter arising under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and the performance of Borrower’s duties under the Loan Documents.

“Offshore Accounts” are deposit and/or operating accounts maintained by Borrower and/or its Related Entities with foreign financial institutions for ordinary necessary operating expenses of Borrower and/or its Related Entities, provided further that the aggregate balance of all such accounts does not exceed Ten Million Dollars ($10,000,000) in the aggregate at any time.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement), in each case as amended, modified, supplemented, renewed, restated or replaced, and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Original Loan Agreement” is defined in Section 2.1.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of Borrower or other transfer (other than an assignment or designation of a new office made by Lender).

“Participants” is defined in Section 12.2.2.

“Participant Register” is defined in Section 12.2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Block” is defined in Section 2.4.

“Payment Date” is the last calendar day of each fiscal quarter.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  unsecured intercompany Indebtedness permitted pursuant to clause (i) of the definition of Permitted Investments;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                   Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)                                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be;

(h)                                 reimbursement obligations owed to the banks and financial institutions set forth in the Perfection Certificate with respect to credit card services in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000);

(i)                                     Indebtedness of the Borrower represented by obligations under a lease that is required to be capitalized and set forth in the Perfection Certificate in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) at any time;

(j)                                    Borrower’s Indebtedness to the Subordinated Lender pursuant to the Subordinated Loan Agreement and the other Loan Documents (as defined in the Subordinated Loan Agreement) not to exceed an aggregate principal amount of (i) an initial principal amount of $20,000,000, plus (ii) paid-in-kind interest capitalized pursuant to the Subordinated Loan Agreement, as in effect on the date hereof and as modified in accordance with the terms of the Subordination Agreement; and

(k)                                 the Indebtedness outstanding under the Convertible Notes as of the Restatement Effective Date.

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)                                 Investments consisting of Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of Collateral Accounts, provided that any such Collateral Account is subject to a Control Agreement to the extent required hereunder;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)                                  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)                                     Investments by Borrower in any of its Subsidiaries for current, ordinary and necessary operating expenses in an aggregate amount not to exceed Forty Million Dollars ($40,000,000) in the aggregate per fiscal year, provided no Event of Default has occurred and is continuing or would result from such Investment.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents, in each case as amended, modified, supplemented, renewed, restated or replaced from time to time;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Seven Hundred and Fifty Thousand Dollars ($750,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if any such Lien is confined to such property, improvements and the proceeds thereof;

(d)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (b) and  (c); provided, that any such extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien with respect thereto and the principal amount of the indebtedness secured thereby shall not increase;

(e)                                  Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that the Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(f)                                   Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)                                 (i) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that would not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States and (ii) any licenses or sublicenses existing as of the date hereof granted to third parties or Affiliates under the Intellectual Property;

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)                                    Liens on cash deposits securing the obligations of Borrower in connection with the Indebtedness described in clause (h) of the definition of Permitted Indebtedness, provided that the aggregate amount of cash deposits subject to such Liens shall not exceed Three Hundred Thousand Dollars ($300,000);

(k)                                 deposits or letters of credit to secure obligations of the Borrower in connection with the Indebtedness described in clause (i) of the definition of Permitted Indebtedness; provided, that the aggregate amount thereof shall not exceed One Hundred Thousand Dollars ($100,000); and

(l)                                     Liens granted to the Subordinated Lenders pursuant to the terms of the Subordinated Loan Agreement which are subject to the Subordination Agreement.

“Permitted Myalept Spin-Out Transaction” is defined in Section 7.2

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” is defined in Section 2.2(d).

“Quarterly Financial Statements” is defined in Section 6.2(a),

“Register” is defined in Section 12.2.1.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Responsible Officer” is any of the President, Treasurer or Secretary of Borrower.

“Restatement Effective Date” is the first date on which all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 12.7.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to exercise its remedies with respect to any Collateral.

“SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Lenders” shall mean Broadfin Healthcare Master Fund Ltd., Sarissa Capital Management Offshore Master Fund LP, Sarissa Capital Catapult Fund LLC, and their respective successors and assigns, in all cases, each in its capacity as a lender under the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means that certain Loan and Security Agreement, dated as of March 15, 2018 between the Borrower and the Subordinated Lender, as amended, supplemented or otherwise modified in accordance with the terms of the Subordination Agreement.

“Subordinated Loan Agent” means Wilmington Savings Fund Society FSB, in its capacity as agent under the Subordinated Loan Agreement and related loan documents, together with its successors and assigns in such capacity.  Any referent to the Subordinated Lenders shall mean, be an include a reference to the Subordinated Loan Agent in its capacity as agent of the Subordinated Lenders.

“Subordinated Debt” means indebtedness incurred by Borrower subordinated to Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor(s)), on terms acceptable to Lender.  As of the Restatement Effective Date the outstanding Subordinated Debt is the indebtedness outstanding under the Subordinated Loan Agreement.

“Subordination Agreement” means the Subordination Agreement, dated as of the Restatement Effective Date, among Lender, Borrower and the Subordinated Lenders, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Successor Company” has the meaning set forth in the definition of Myalept Spin-Out Transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” is defined in Section 2.1 hereof and shall include any PIK Interest.

“Term Loan Maturity Date” is the earlier to occur of (i) July 1, 2019 and (ii) such earlier date on which all Obligations become immediately due and payable pursuant to Section 9 of this Agreement.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Restatement Effective Date.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Barbara Chan
Name: Barbara Chan
Title: President

NOVELION THERAPEUTICS INC.

By:	/s/ Michael Price
Name: Michael Price
Title: Chief Financial Officer

Loan and Security Agreement – Signature Page

EXHIBIT A - COLLATERAL DESCRIPTION

“Collateral” shall mean and include all right, title and interest of the Borrower in all of the following property and assets of the Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)                                 all Accounts and all supporting obligations relating thereto;

(b)                                 all Equipment and fixtures;

(c)                                  all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)                                 all Intellectual Property (excluding any non-material lease, license, contract or agreement to which the Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (i) any applicable law, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such applicable law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), provided, however, that the foregoing shall cease to be excluded (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clauses (i) or (ii) above, provided, further that such excluded Intellectual Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of the Borrower’s business associated therewith or attributable thereto);

(e)                                  all Inventory;

(f)                                   all equity interests, securities, Investment Property, and financial assets (excluding equity interests constituting an amount greater than 65% of the total equity interests of any first-tier foreign Subsidiary);

(g)                                  all contract rights, rights of payment which have been earned under any contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(h)                                 all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by the Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and

(i)                                     all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form.